Maddox Ungar Silberstein, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.maddoxungar.com

November 11, 2009

To the Board of Directors of
Aviation Surveillance Systems, Inc.
Las Vegas, Nevada

To Whom It May Concern:

Consent of Independent Registered Public Accounting Firm

Maddox Ungar Silberstein, PLLC, hereby consents to the use in the Form 10-K, Annual Report Pursuant to Section 13 or 15(d) of the Securities Act of 1934, filed by Aviation Surveillance Systems, Inc. (formerly Fairytale Ventures Inc.) of our report dated November 11, 2009, relating to the financial statements of Aviation Surveillance Systems, Inc. (formerly Fairytale Ventures Inc.), a Nevada Corporation, as of and for the years ending July 31, 2009 and 2008 and for the period from May 1, 2007 (inception) to July 31, 2009.

Sincerely,

 /s/ Maddox Ungar Silberstein, PLLC

Maddox Ungar Silberstein, PLLC